Exhibit 12.1

RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED FIXED CHARGES

AND PREFERRED SHARE DIVIDENDS OF THE COMPANY

(in thousands)

	3 Months Ended March 31,		12 Months Ended December 31,
	2012	2011	2011	2010	2009	2008	2007
Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures, noncontrolling interests and discontinued operations (1)	$10,286	$10,849	$52,554	$38,806	$74,221	$28,729	$28,535
Add:
Distributed income of unconsolidated joint ventures	237	62	499	653	660	2,366	1,706
Amortization of capitalized interest	127	127	507	492	474	465	413
Interest expense	12,334	10,325	45,382	41,789	37,684	49,628	42,599
Portion of rent expense - interest factor	516	468	1,938	1,753	1,743	1,168	1,078

Total earnings	23,500	21,831	100,880	83,493	114,782	82,356	74,331

Fixed charges:
Interest expense	12,334	10,325	45,382	41,789	37,684	49,628	42,599
Capitalized interest and capitalized amortization of debt issue costs	163	241	413	1,527	310	1,811	1,857
Portion of rent expense - interest factor	516	468	1,938	1,753	1,743	1,168	1,078

Total fixed charges	$13,013	$11,034	$47,733	$45,069	$39,737	$52,607	$45,534

Ratio of earnings to fixed charges	1.8	2.0	2.1	1.9	2.9	1.6	1.6

Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures, noncontrolling interests and discontinued operations (1)	$10,286	$10,849	$52,554	$38,806	$74,221	$28,729	$28,535
Add:
Distributed income of unconsolidated joint ventures	237	62	499	653	660	2,366	1,706
Amortization of capitalized interest	127	127	507	492	474	465	413
Interest expense	12,334	10,325	45,382	41,789	37,684	49,628	42,599
Portion of rent expense - interest factor	516	468	1,938	1,753	1,743	1,168	1,078

Total earnings	23,500	21,831	100,880	83,493	114,782	82,356	74,331

Fixed charges and preferred share dividends:
Interest expense	12,334	10,325	45,382	41,789	37,684	49,628	42,599
Capitalized interest and capitalized amortization of debt issue costs	163	241	413	1,527	310	1,811	1,857
Portion of rent expense - interest factor	516	468	1,938	1,753	1,743	1,168	1,078
Preferred share dividends	—	—	—	5,297	5,625	5,625	5,625

Total combined fixed charges and preferred share dividends	$13,013	$11,034	$47,733	$50,366	$45,362	$58,232	$51,159

Ratio of earnings to combined fixed charges and preferred share dividends	1.8	2.0	2.1	1.7	2.5	1.4	1.5

(1)	The year ended December 31, 2010 includes a loss on termination of derivatives of $6.1 million.
(2)	The year ended December 31, 2009 includes a $10.5 million gain on early extinguishment of debt from an exchange offer of common shares for convertible debt and a $31.5 million gain on acquisition of previously held unconsolidated joint venture interest.
(3)	The year ended December 31, 2008 includes a loss on termination of derivatives of $8.9 million.